SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

May 27, 2004

DYNEGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29311	94-3248415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Item 5. Other Events

On May 27, 2004, Dynegy Inc. (“Dynegy”) announced the completion of a $1.3 billion credit facility. The new facility was entered into by Dynegy Holdings Inc. (“DHI”), Dynegy’s principal financing subsidiary, effective as of May 28, 2004 and consists of:

•	a $700 million secured revolving credit facility that matures on May 28, 2007; and

•	a $600 million secured term loan that matures on May 28, 2010, subject to an earlier maturity as further described below.

The credit facility replaces DHI’s $1.1 billion revolving credit facility, which was scheduled to mature on February 15, 2005.

The revolving credit facility will provide funding for general corporate purposes and was undrawn at closing. The revolving facility is also available for the issuance of letters of credit. Borrowings under the revolving credit facility will bear interest, at DHI’s option, at (i) a base rate plus 3.00% per annum or (ii) LIBOR plus 4.00% per annum. A letter of credit fee will be payable on the undrawn amount of each letter of credit outstanding at a percentage per annum equal to 4.00% of such undrawn amount. An unused commitment fee of 0.50% will be payable on the unused portion of the revolving facility.

Of the $600 million in proceeds from the term loan drawn at closing, approximately $190 million will be used to repay indebtedness associated with ABG Gas Supply and to pay fees and expenses incurred in connection with the closing of the new credit facility. The remaining proceeds, subject to specified restrictions in the credit facility, are available to be used for general corporate purposes. Borrowings under the term loan will bear interest, at DHI’s option, at (i) a base rate plus 3.00% per annum or (ii) LIBOR plus 4.00% per annum.

Subject to restrictions contained in the credit facility, amounts repaid under the revolving facility may be reborrowed. The full amount of the borrowings under the term loan were borrowed at closing, and borrowings repaid under the term loan may not be reborrowed.

DHI may prepay outstanding borrowings in whole or in part without premium or penalty; provided, however, that a prepayment premium of 1% must be paid in connection with any prepayment of the term loan made on or before May 27, 2005.

The credit facility contains mandatory prepayment events associated with specified asset sales and recovery events (i.e., certain payments in respect of insurance claims or condemnation proceedings). DHI must offer to repay the term loan and permanently reduce the revolving credit facility with 100% of the net cash proceeds of all asset sales and recovery events; provided, however, that no such mandatory prepayments are required with respect to:

•	proceeds from sales of designated assets, including Illinois Power Company (“IPC”) and the minority generation investments currently targeted for sale;

•	up to $100 million of net cash proceeds from other specified asset sales and recovery events; and

•	up to $900 million of proceeds from asset sales and recovery events that are reinvested in the business, subject to Dynegy’s Secured Debt/EBITDA Ratio, pro forma for the sale, not exceeding 7.5 to 1.0 and certain other restrictions.

Sales of assets over a specified threshold require written confirmation from both Standard & Poor’s Ratings Service and Moody’s Investors Service that the credit ratings of the new credit facility will not be lowered as a result.

The credit facility provides for no amortization of principal amounts outstanding prior to the maturity dates except (i) upon the occurrence of a mandatory prepayment event and (ii) term loan amortization of 1% per annum. If the $2.3 billion intercompany note between Dynegy and Illinova Corporation, which is scheduled to mature on September 30, 2009, is not repaid or refinanced or extended so as to mature at least six months after May 28, 2010, then the term loan will mature on April 3, 2009.

The new credit facility is secured by substantially the same collateral as the $1.1 billion facility it replaces, including a first priority interest in substantially all the assets of Dynegy and its subsidiaries, excluding IPC and its subsidiaries, and on substantially all of the equity of Dynegy’s subsidiaries, excluding IPC and its subsidiaries, in each case to the extent permitted by other applicable agreements. Dynegy and substantially all of its subsidiaries, excluding IPC and its subsidiaries, also guarantee the new facility.

The credit facility contains affirmative covenants relating to, among other things, financial statements; compliance and other certificates; notices of certain events; payment of obligations; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; maintenance of books and records; inspection rights; use of proceeds; guarantee obligations and security; compliance with environmental laws; preparation of environmental reports; and further assurances. The credit facility contains negative covenants relating to, among other things, liens; investments; indebtedness; fundamental changes; dispositions; restricted payments; changes in business; transactions with affiliates; burdensome agreements; use of proceeds; amendments to organizational documents; accounting changes; prepayments of indebtedness; swap contracts; partnerships; formation of subsidiaries; and amendments to Dynegy’s Series C preferred stock held by a subsidiary of ChevronTexaco Corporation. The following negative covenants restrict DHI and its subsidiaries but do not restrict Dynegy: liens; investments; indebtedness; dispositions; restricted payments; burdensome agreements; amendments to organizational documents; prepayments of indebtedness; and swap contracts. The credit facility also contains financial and capital expenditure-related covenants, which are described in detail below.

The credit facility generally prohibits DHI and its subsidiaries, subject to specified exceptions, from incurring additional debt. Notwithstanding this restriction, DHI may issue (i) up to $700 million of additional second lien or junior secured debt or unsecured debt, provided such additional debt matures at least six months after the term loan, and (ii) permitted refinancing indebtedness, in each case to the extent permitted by other applicable agreements.

The credit facility generally prohibits DHI and its subsidiaries from pre-paying, redeeming or repurchasing its outstanding debt or preferred stock. Notwithstanding this restriction, DHI may repurchase or redeem its remaining 2005 and 2006 senior notes and the Riverside facility. DHI also may repurchase or redeem its senior unsecured notes maturing in 2007 and thereafter and its second priority senior secured notes, subject to specified conditions.

The financial covenants in the credit facility are described below. Dynegy and its subsidiaries, excluding IPC and its subsidiaries, are prohibited from:

•	permitting their Secured Debt/EBITDA Ratio (as defined in the credit facility) on and after September 30, 2004 to be greater than the ratio set forth below:

Quarterly Periods Ending	Maximum Secured Debt/EBITDA Ratio
9/30/04	8.1:1.0
12/31/04 – 12/31/06	8.0:1.0
3/31/07 – 12/31/07	7.5:1.0
3/31/08 and each quarter thereafter	7.0:1.0

The definition of EBITDA specifically excludes, among other items, (i) discontinued business operations (including third-party marketing and trading, communications and tolling agreements), (ii) disclosed litigation, (iii) extraordinary gains or losses and (iv) any impairment, abandonment, restructuring or similar non-cash expenses;

•	permitting their liquidity to be less than $200 million for a period of more than ten consecutive business days; or

•	making capital expenditures during each four fiscal quarter period in excess of an agreed amount, subject to specified exceptions for carryforwards and carrybacks of unused capital expenditures and capital expenditures required to comply with applicable law.

The credit facility contains events of default substantially similar to the $1.1 billion facility it replaces. Following the occurrence of any event of default, upon the request of lenders representing more than 50% of borrowings outstanding under the credit facility, the lenders may, among other things, declare all borrowings outstanding (including letters of credit) under the credit facility immediately due and payable.

The foregoing description of the material terms of DHI’s new credit facility is qualified in its entirety by reference to the definitive agreements governing the credit facility. A copy of the amended and restated credit agreement is incorporated in this report as exhibit 99.1 and a copy of Dynegy’s May 27th press release is incorporated in this report as exhibit 99.2. The credit agreement and the press release are incorporated in this Item 5 by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements: Not applicable

(b) Pro Forma Financial Information: Not applicable

(c) Exhibits:

Exhibit No.	Document
99.1	Amended and Restated Credit Agreement dated as of May 28, 2004 among Dynegy Holdings Inc., as Borrower, Dynegy Inc., as Parent Guarantor, the Other Guarantors Party Thereto, the Lenders Party Thereto and Various Other Parties Thereto (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on June 1, 2004, File No. 1-15659).

99.2	Press Release of Dynegy Inc. dated May 27, 2004 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Dynegy Inc. filed on June 1, 2004, File No. 1-15659).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY HOLDINGS INC.
(Registrant)

Dated: June 2, 2004	By:	/s/ J. KEVIN BLODGETT
	Name:	J. Kevin Blodgett
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Document
99.1	Amended and Restated Credit Agreement dated as of May 28, 2004 among Dynegy Holdings Inc., as Borrower, Dynegy Inc., as Parent Guarantor, the Other Guarantors Party Thereto, the Lenders Party Thereto and Various Other Parties Thereto (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Dynegy Inc. filed on June 1, 2004, File No. 1-15659).

99.2	Press Release of Dynegy Inc. dated May 27, 2004 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Dynegy Inc. filed on June 1, 2004, File No. 1-15659).